EXHIBIT 10.1
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Execution Copy
SERVICE AGREEMENT
     This service agreement (the “Agreement”) is made as of November 3, 2006 (the “Effective Date”) by and between VENTIV COMMERCIAL SERVICES, LLC (d/b/a inVentiv Commercial Services, LLC), a New Jersey limited liability company (“Ventiv”) and SANTARUS, INC., a Delaware corporation (“Client”). Ventiv and Client may each be referred to herein as a “Party” and collectively as the “Parties”.
     1. The Services – As consideration for the compensation to be paid by Client to Ventiv as set forth in Exhibit A, Ventiv shall perform the services and obligations as set forth in this Agreement (collectively, the “Services”):
     (a) Project Team Personnel – The RTAMs, Project Manager, National Project Director and Ventiv Sales Representatives described below are collectively referred to herein as the “Project Team.”
          (i) Sales Reps. Ventiv shall provide Client with a field force of Ventiv employees that shall consist of one hundred forty (140) full-time dedicated sales representatives (the “Ventiv Sales Representatives”), who shall be dedicated to marketing and promoting the pharmaceutical products listed on Exhibit B (hereinafter, “Products” or “Client’s Products”). In the event Client desires for Ventiv to promote a Product other than those listed on Exhibit B, Client shall provide Ventiv with as much advance written notice as possible and if the addition of the Product(s) requires Ventiv to incur additional costs for reporting, training or sample accountability which are not captured by the terms described herein, Ventiv shall promptly provide Client with a proposal setting forth the increased costs if any, associated with the addition of the Product(s). Client shall have the option of accepting the Ventiv proposal. [***].
          (ii) RTAMs, Project Manager and National Project Director. Ventiv shall provide four (4) full-time dedicated Regional Training Administrative Managers (“RTAMs”) to manage the Ventiv Sales Representatives, one (1) full-time dedicated Project Manager, and one (1) half-time National Project Director, each of whom shall be an employee of Ventiv. While assigned to the Project Team, the National Project Director may provide similar services to third parties. During the Term or any Additional Term (if applicable), the National Project Director shall not perform services for a third party, or work on any project, involving antacid products, H2 blocker products, proton pump inhibitor products or any other acid-reducing agent products (each, a “Competing Product”), other than providing services in connection with Client’s Products pursuant to this Agreement.
          (iii) Both parties agree to negotiate in good faith the terms and conditions of including a full-time dedicated data analyst on Client’s project (“Data Analyst”), who shall be a Ventiv employee. The Data Analyst would provide data support services relating to both the existing Total Data Solutions (“TDS”) services provided to Client by Ventiv or its affiliate, as well as this Agreement, including: maintaining alignments and sales organization structure, prescriber customer maintenance, territory call and prescriber Target plan maintenance, third-
***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

party data loading, data extracts, report generation/creation, sales force automation support, and other duties agreed upon by the Parties.
          (iv) The Project Team (except for the National Project Director) will be exclusively dedicated to Client’s Products and as such, will only market, promote or support the Client’s Products during the Term or any Additional Term (if applicable).
     (b) Recruitment – Ventiv shall be responsible to recruit, re-recruit (replace) and provide candidates for Ventiv Sales Representatives and other Project Team personnel on a timely basis. Ventiv shall permit Client’s participation in the recruitment and hiring process; however, the Parties understand and agree that members of the Project Team are Ventiv employees and as such all decisions regarding hiring of Project Team members shall be made by Ventiv.
          (i) Sales Rep Qualifications. All Ventiv Sales Representatives shall meet the minimum qualification and experience profile set forth in Exhibit C (“Sales Rep Qualifications”), unless Client waives such Sales Rep Qualifications in writing on a case-by-case basis. Client may modify the Sales Representative Qualifications upon written notice to Ventiv.
          (ii) Reallocated Reps; Recruiting Fee. From the Effective Date of this Agreement and until [***], Ventiv shall present to Client at least one hundred fifty (150) potential Ventiv Sales Representatives that are already pharmaceutical sales representatives employed by Ventiv (“Reallocated Reps”) for inclusion as Ventiv Sales Representatives on the Project Team. Client shall pay Ventiv a recruiting fee of $[***] (“Recruiting Fee”) for each Ventiv Sales Representative that is not an employee of Ventiv and must be hired by Ventiv to satisfy either (A) the initial scale-up requirement for one hundred forty (140) full-time dedicated Ventiv Sales Representatives or (B) increases in the number of Ventiv Sales Representatives requested by Client in excess of one hundred forty (140). [***].
          (iii) Initial Scale-Up Timeline. Ventiv shall complete the following recruiting and training events on or before the indicated dates:

[***]:	Present one hundred fifty (150) Reallocated Reps.

[***]:	Complete recruiting and hiring of at least one hundred (100) Ventiv Sales Representatives, four (4) RTAMs and one (1) Project Manager.

[***]:	Provide for Client training at least one hundred (100) Ventiv Sales Representatives, four (4) RTAMs and one (1) Project Manager that have completed Ventiv Training.

[***]:	Complete recruiting and hiring for full Project Team, including at least one hundred forty (140) Ventiv Sales Representatives that have completed
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Ventiv Training and are available to begin Client training.
          (iv) Short-Time Hires. For each Project Team member for which Client has paid a Recruiting Fee under the terms of this Agreement (including in connection with initial scale-up of the sales force as set forth in Section 1(b)(ii), a Backfill Conversion as set forth in Section 12 and increases in the sales force beyond one hundred forty (140) Ventiv Sales Representatives) [***].
          (v) Vacancies. Ventiv shall notify Client within one (1) business day of notice of any new vacancy in the Project Team. Client shall have the option to elect whether to backfill such vacancy(ies) within five (5) days of receiving notice of a vacancy. Ventiv shall fill any vacancies within [***] days of Client’s instruction to do so. In the event that the average vacancy rate of the Ventiv Sales Representatives exceeds the threshold set forth in Exhibit A, Client shall receive a credit based on the Daily Vacancy Credit described in Exhibit A.
          (vi) Leaves of Absences. In the event a leave of absence (“Leave of Absence”) by a Ventiv Sales Representative exceeds thirty (30) days, Ventiv shall administer a tele-detailing program and sample fulfillment plan that is consistent with the Territory Tactical Plan for the open position so long as the Leave of Absence continues [***]. The sample fulfillment plan shall be mutually agreed upon by the Parties. Client may require by written notice Ventiv to fill an open position with a new Ventiv employee in the event a Leave of Absence by a Ventiv Sales Representative exceeds twelve (12) weeks (or such longer time as required by applicable federal or state law). If Ventiv has not filled the open position within [***] days of Client providing notice to Ventiv to fill such position, such open position shall be treated as a vacancy for all purposes of this Agreement beginning on the [***] day from the day Client provided Ventiv with the notice.
     (c) Implementation – In addition to the recruitment and employment of the Project Team as set forth above, Ventiv shall:
          (i) train the Ventiv Sales Representatives and RTAMs (the “Ventiv Training”) to ensure each Ventiv Sales Representative and RTAM is:
                    (A) trained by the end of the Required Training Period and at least annually thereafter on compliance with all applicable health care laws, regulations and guidelines, including but not limited to the Federal Food, Drug and Cosmetic Act (“FDCA”), the Prescription Drug Marketing Act of 1987 (“PDMA”), the PhRMA Code on Interactions with Healthcare Professionals, the Department of Health and Human Services OIG Guidance and federal anti-kickback statute, and applicable state law requirements (collectively, the “Applicable Requirements”);
                    (B) trained by the end of the Required Training Period, and as needed thereafter, on Applicable Requirements regarding sampling and accountability for sampling;
                    (C) trained by the end of the Required Training Period, and as needed
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

thereafter, on Ventiv employment policies, human resources policies and other general training related to employment by Ventiv;
                    (D) trained by the end of the Required Training Period, and as needed thereafter, on use of hardware and software necessary for the performance of the Services herein, including the sales force automation systems and Ventiv Portal as described in that certain Services Agreement for TDS, dated July 9, 2004, as amended, by and between the Parties (the “TDS Agreement”), as well as Client’s email and Microsoft Office systems (collectively, the “Applicable Systems”); and
                    (E) trained by the end of the Required Training Period, and as needed thereafter, on expense reporting procedures and requirements.
For purposes of this Agreement, the “Required Training Period” shall mean a period of two (2) weeks following the hiring and/or assignment to the Project Team of a Ventiv Sales Representative or RTAM (unless otherwise agreed to in writing in advance by Client). In no event shall Ventiv permit a Ventiv Sales Representative or RTAM to begin performing sales services in the field until such Ventiv Training has been completed. Client will provide Product-specific training as described in Section 4(a)(v) below.
          (ii) administer program and process procedures, as developed by Ventiv on request of Client, to ensure the Project Team members are able to access and utilize Client’s systems;
          (iii) customize and administer marketing and promotion program processes as Client may from time-to-time request;
          (iv) track and administer marketing and promotion program performance parameters, goals and metrics established by Client; and
          (v) implement the Territory Tactical Plan (as defined in Section 1(i)(A)(2)) as established, modified and maintained by Client for use by the Ventiv Sales Representatives in detailing Client’s Products, which includes a [***] (as defined in Section 1(i)(A)(1)).
     (d) Deployment – Ventiv shall deploy the Ventiv Sales Representatives throughout the Territory (as defined below in Section 1(j)) and provide each with all compensation and necessary support for the Ventiv Sales Representatives to maximize their promotion and marketing efforts of the Products solely for the benefit of Client. Deployment shall include:
          (i) the administration, payment and/or provision by Ventiv to Project Team members of all salary and benefits, and of bonuses consistent with the bonus plan sales goals established by Client (determined using measurement procedures established by Client and based upon attainment reports to be provided by Client);
          (ii) timely turnover training and re-recruiting (within [***] days of Client’s written instruction to fill a vacancy as set forth in Section 1(b)(v));
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          (iii) timely provision, administration and maintenance of all laptop computers, handheld PDAs, software and printers for use by Project Team members which shall be configured to enable transfer of all Data (as defined in Section 1(f)) to Client’s systems, and implement procedures to facilitate integration of Project Team members’ equipment with Client’s systems and modifications thereof. The Parties acknowledge that Client may from time-to-time update, modify or change its systems, and Ventiv agrees to maintain compatibility with Client’s systems, [***];
          (iv) timely provision, administration and maintenance of fleet automobiles for use by Project Team members in accordance with Ventiv’s fleet policy (see Exhibit D );
          (v) timely provision, administration and maintenance of office supplies and operational support;
          (vi) initial and subsequent sales territory alignment of Ventiv Sales Representatives based on the territory zip code alignment provided by Client and/or Client modifications of alignment;
          (vii) arranging for sample storage and provision of sample storage units;
          (viii) sample auditing and reconciliation;
          (ix) arranging for receipt and storage of promotional material by Ventiv Sales Representatives; and
          (x) delivery of any reports as provided for in Section 1(f) below.
“Deployment” or “Deployment Date” means the date on which the initial Ventiv Sales Representatives are assigned to the Project Team. The Parties anticipate that the Deployment Date will occur on December 1, 2006.
     (e) Meetings – All meetings between Client and the Project Team shall be on the dates, and at the times and places as determined by Client and provided to the Project Team in writing. So long as Client has requested that members of the Project Team attend such meetings, Client will, subject to compliance with Ventiv’s travel policy (such policy to be agreed to by the Parties in writing), reimburse for such travel costs and expenses as described for pass-through costs in Exhibit A for the Project Team members to be present at such meetings.
     (f) Data and Reports – Ventiv shall ensure that the Ventiv Sales Representatives are enabled to transfer all data collected by the Applicable Systems for synchronization with Client’s systems, including call frequency, Target calls, sampling, distribution of promotional items, identification of promotional meeting attendees, prescriber information and validation, and state reporting (collectively, “Data”). “Data” shall also include any other data related to Client’s Products generated by the Project Team or Client during the Term and any Additional Term (as applicable) of the Agreement. Ventiv Project Team members shall utilize and have access to
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Client’s reporting platform (e.g., the “Ventiv Portal”) at no additional cost to Client, and Ventiv shall maintain the appropriate licenses for the Project Team members to synchronize with and access the Applicable Systems during the Term and any Additional Term (as applicable) of the Agreement. In the event Client is no longer operating under the TDS Agreement the Parties will cooperate in good faith to maintain access and synchronization with Client’s systems (including agreeing in good faith on any increased costs required for such activities). In addition, Ventiv shall provide Client on a monthly basis, or sooner if requested by Client, with the following reports:
(i)	Expense Report (GELCO System)

(ii)	RTAMs Activity Log Summary

(iii)	Days in Field Report

(iv)	Roster of Project Team

(v)	Others as agreed to by the parties in writing
Any customized or “non-standard” reports (i.e., reports outside of the scope of the services provided by the Data Analyst herein) requested by Client in writing shall be prepared by Ventiv for Client and Client shall pay Ventiv [***] Dollars ($[***]) per hour for the preparation of such customized or “non-standard” reports.
     (g) Sample Accountability – On Client’s behalf, Ventiv shall implement and maintain a sampling and sample accountability program (the “Sampling Program”), in compliance with all Applicable Requirements. The terms of the Sampling Program are set forth more fully in Exhibit E. Client shall be responsible for shipment of Product samples and literature to the Ventiv Sales Representatives in accordance with the PDMA and shall confirm and provide substantiation (electronically or hardcopy) of such shipments to Ventiv within twenty-four (24) hours. Ventiv will reconcile such information and will investigate all discrepancies. Ventiv will provide Client with a report of all sampling irregularities investigations (including, without limitation, falsifications, diversions, losses or thefts) immediately upon discovery thereof. Client is responsible for taking all action required by the U.S. Food and Drug Administration (“FDA”) with respect to sampling Products, including but not limited to, confirming all returned Product samples received from Ventiv at the end of the Term or any Additional Term (as applicable) or in connection with any termination of a Ventiv Sales Representative and notifying the FDA of any sampling irregularities, and all supplemental communications with respect thereto, and Ventiv and Project Team members shall reasonably cooperate as requested by Client.
     (h) Product Literature; Promotion – In accordance with Section 3 below, Ventiv shall ensure that:
          (i) only samples and Product Literature approved and provided by Client are distributed by the Ventiv Sales Representatives;
          (ii) promoting and marketing of the Products is done in a manner that complies in
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

all respects with the Applicable Requirements;
          (iii) it will cooperate with Client to conduct any necessary recalls of the Products and/or Product Literature;
          (iv) the Ventiv Sales Representatives, RTAMs and Project Manager exclusively promote, market and support Client’s Products during the Term and any Additional Term (as applicable); and
          (v) the National Project Director does not promote or market a Competing Product.
     (i) Management; Duties – Ventiv shall manage, supervise, and evaluate the performance of the Ventiv Sales Representatives, RTAMs, Project Manager and National Project Director in accordance with the responsibilities and duties identified below.
          (A) Ventiv Sales Representatives shall:
                    (1) Each work a minimum of [***] days per calendar year (which shall include field days and time spent attending Client meetings but is exclusive of Leaves of Absences (to the extent such Leaves of Absences are treated like vacancies pursuant to Section 1(b)(vi)), vacation, holidays, sick days and Ventiv meeting days) (or applicable pro-rata portion thereof) in performing the activities under this Agreement (the “[***]”);
                    (2) Plan and organize assigned territory to meet call audience, including: (i) a call activity minimum, (ii) attainment of monthly reach and frequency goals pursuant to the Territory Tactical Plan, and (iii) implement other activities related to the Territory Tactical Plan. The Territory Tactical Plan means product presentations, sampling and promotional programs in accordance with Client’s marketing plan while utilizing sales skills as trained by Client on Targets according to call frequency, call routing and call minimums;
                    (3) Consistently deliver a tailored product message and differentiating Client’s Products from competitors to Targets;
                    (4) Maintain and update current and prospective Target profiles and generate complete and consistent call records (including call notes) on sales interactions;
                    (5) Successfully participate in all training and sales meetings including plan of action meetings;
                    (6) Maintain a professional image for Client and Client’s Products;
                    (7) Maintain sample inventories, distribute samples, comply with sample accountability procedures and policies and comply with PDMA;
                    (8) Report all field activities and expenditures in a manner that is
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

timely, accurate, and honest, and in accordance with policies and procedures for the applicable reporting systems; and
                    (9) Comply with marketing and promotional programs, Applicable Requirements, and proper use of promotional materials and promotional expense budgets.
     (B) RTAMs shall:
                    (1) Coordinate closely with the individual contact person(s) identified by Client, including regular conference calls, weekly contact reports, and other activities requested by such contact(s);
                    (2) Ensure that Ventiv Sales Representatives successfully complete Client’s training;
                    (3) Assist Ventiv to recruit, re-recruit, interview and hire Ventiv Sales Representatives with Client’s involvement as described in Section 1(b) above;
                    (4) Minimize turnover through selection process and create a positive work environment. Assist Ventiv’s efforts to fill an empty territory within thirty (30) days of vacancy, unless otherwise agreed upon by Client;
                    (5) Make regular field visits to develop and motivate Ventiv Sales Representatives for attainment of sales objectives in accordance with Territory Tactical Plan; to assess and monitor field activity and work schedules; and to monitor and manage field reporting of Ventiv Sales Representatives, including call and sample reporting;
                    (6) Assist Ventiv to monitor compliance with the Applicable Requirements, including but not limited to, PDMA and sample accountability procedures;
                    (7) Work with Ventiv’s human resources department to handle all Ventiv employees employment related issues and actions, including performance reviews, personnel issues, hiring, discipline and termination of Ventiv Sales Representatives, including promptly addressing all performance or disciplinary issues while keeping Client’s sales management informed at all times;
                    (8) Work closely with Client’s contact person(s) providing regular reports and updates, including but not limited to, monthly field contact plan, personnel development plans, call and routing performance, business development plans; and
                    (9) Assist Ventiv in achieving all contract performance goals and objectives as established by this Agreement per geographical assignment and manage expenses included with geographic responsibility.
          (C) Project Manager shall perform such duties as are set forth on Exhibit F attached hereto.

          (D) National Project Director shall perform such duties as are set forth on Exhibit F attached hereto.
     (j) Territory – The territory where the Product will be promoted and marketed by the Ventiv Sales Representatives will be the United States (the “Territory”). The Ventiv Sales Representatives shall contact, personally visit, solicit, and provide product presentations of the Products to prescribers, pharmacists and other healthcare professionals located in the Territory that are identified by Client as potential referral sources for the Products (each a “Target” and collectively, the “Targets”).
2. The Products; Ventiv’s Right to Promote; Market; Additional Product Opportunities – Ventiv shall promote Products as set forth on Exhibit B (which may be amended from time to time in writing by Client) under trademarks owned by or licensed to Client. Client represents to Ventiv that Client either owns the Products or Client has lawful authority necessary to market and sell the Products in the Territory. This Agreement does not constitute a grant to Ventiv of any property right or interest in the Products or the trademarks owned by or licensed to Client and/or any other intellectual property rights which Client owns or controls now or in the future. This Agreement does not authorize Ventiv or Project Team members to contract for sale of Products, or to obligate Client to sell Products. As between Client and Ventiv, Client shall have the sole right, in Client’s discretion, to price Product, sell Product and book sales thereof. Ventiv will use good faith efforts to provide Client with information about access to new products which would be complimentary to Client’s existing commercial strategy and that could potentially be included in this Agreement.
3. Compliance with Requirements; Representations; Warranties –
     (a) Ventiv shall ensure that:
          (i) promotional messages are in accordance with Client’s instructions and consistent with FDA-approved product labeling;
          (ii) all Applicable Requirements are followed by the Project Team members;
          (iii) it is responsible for storing, handling, and maintaining records for all samples following receipt of such samples by Ventiv from Client; and
          (iv) it shall not alter, modify, or otherwise change any label, labeling, advertisement, sample, promotional material or other materials provided to it by Client without Client’s prior written permission.
          (b) Ventiv shall promptly (and, in any event, within twenty-four (24) hours) notify Client in the event it becomes aware of any:
          (i) falsification of drug sample requests, receipts or records;

          (ii) diversion of drug samples, or any loss or theft or sale of samples;
          (iii) reports of adverse events from use of the Products;
          (iv) legal action against any of its employees relating to pharmaceutical manufacture or marketing (including any allegation or conviction of any employee of violation of any law involving the sale, purchase, or trade of any drug sample or the offer to sell, purchase or trade a drug sample);
          (v) alteration of any materials provided by Client;
          (vi) communication with FDA or other governmental agency about the activities covered by this Agreement and/or the Products; and
          (vii) any other matter that may relate to a potential or actual violation the Applicable Requirements.
     (c) In any interaction with or investigation by any governmental agency regarding the activities covered by this Agreement, Ventiv shall (subject to compliance with laws, rules, regulations and court orders) take no action on its own, but shall coordinate with Client and follow Client’s directions with respect to communications with such agencies.
     (d) In addition to the audit rights set forth in Section 5(b), once per year or more frequently when necessary during the Term, Client shall have the right to conduct an audit or investigation to ensure that the activities covered by this Agreement are in compliance with Applicable Requirements. Any such audit shall be conducted by Client or Client’s designated third-party auditor (subject to reasonable confidentiality restrictions approved in advance by Ventiv) and Client shall be solely responsible for all costs and fees associated with such audit. Subject to Section 6 hereof and compliance with laws and court or regulatory orders, Ventiv shall cooperate with Client in any such audit or investigation, and Client shall have access to all relevant facilities, records and employees of Ventiv.
     (e) Ventiv represents and warrants and further confirms that it is responsible for:
          (i) Ventiv and each of the Project Team members have not been debarred or convicted of any violation of law involving the sale, purchase, or trade of any drug sample or other pharmaceutical product and it shall provide prompt notice to Client upon discovery of any such debarment or conviction during the Term or any Additional Term (as applicable);
          (ii) its implementation of the program pursuant to which the Project Team is performing the Services shall strictly adhere to all Applicable Requirements;
          (iii) all Data which originates from Ventiv, reports and other materials and documents to be prepared by Ventiv and submitted to Client pursuant to this Agreement do not violate any copyright or other intellectual property right of any third party;

          (iv) the Services will be performed in a professional manner consistent with generally accepted industry standards and in accordance with all Applicable Requirements;
          (v) it shall use commercially reasonable efforts to ensure that no deliverable, including the Data, provided pursuant to hereto which is delivered in electronic format will contain any virus or computer software code, routines or devices designed to disable, damage, impair, erase, deactivate, or electronically repossess such deliverable or other software or data;
          (vi) it is under no obligation or restriction nor will it assume any such obligation or restriction which would in any way interfere or be inconsistent with, or present a conflict of interest concerning, the Services to be furnished by Ventiv or the obligation undertaken by Ventiv pursuant to this Agreement and it further agrees that it shall be compliant with the requirements of its standard operating procedure Control of Confidentiality and Non-Disclosure of Client Information (in substantially the form previously provided to Client) when handling Client Confidential Information;
          (vii) ensuring that all Project Team members comply with all Applicable Requirements; and
          (viii) ensuring that the average number of Ventiv Sales Representatives employed by Ventiv for this Agreement does not fall below [***] of the total number of Ventiv Sales Representatives required to be employed hereunder in an applicable quarter (as calculated and described on Exhibit A attached hereto and in accordance with Section 1(b)(vi) hereof, but excluding vacancies associated with Client requested Conversions with Backfills for the initial [***] days and any other vacant positions with respect to which Client has requested that Ventiv not fill the vacancy).
4. Client Responsibilities – (a) Client represents and warrants and further confirms that it is responsible for:
          (i) establishment, modification and maintenance of the sales and marketing plan, the Territory Tactical Plan, identification of Targets, and Territory alignment in accordance with Applicable Requirements;
          (ii) storing, handling, and maintaining records for all samples prior to receipt of such samples by Ventiv;
          (iii) providing sales direction, and promotional and marketing communications to the Ventiv Sales Representatives in accordance with Applicable Requirements;
          (iv) manufacture and production of Product samples and distribution thereof to Ventiv Sales Representatives in accordance with Applicable Requirements;
          (v) production and distribution of Product literature to Ventiv Sales Representatives in accordance with Applicable Requirements;
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          (vi) providing Product-specific training, training for implementation of Client’s marketing programs, sales skills, procedures and policies for ordering Product samples, interfacing with Client’s systems and infrastructure, and other Product-specific or program-specific processes and policies established by Client as well as additional training at Client’s discretion (all in compliance with Applicable Requirements);
          (vii) design of the sales goals objectives and measurement procedures for the bonus plan for the Ventiv Sales Representatives and RTAMs at the target amounts set forth in Exhibit A;
          (viii) all communications with the FDA or other governmental agency concerning the Products;
          (ix) ensuring there are a sufficient number of Client managers to provide sales direction to the Ventiv Sales Representatives;
          (x) ensuring all Client employees interacting with Project Team members comply with all Applicable Requirements;
          (xi) costs associated with validation of state licenses of practitioners; and
          (xi) using good faith efforts to cooperate with Ventiv to achieve the timelines set forth in Sections 1(b)(iii) and 1(b)(v).
     (b) Client shall notify Ventiv in the event it becomes aware of any:
          (i) diversion of drug samples, or any loss or theft or sale of samples by a Ventiv Sales Representative;
          (ii) serious adverse events from use of the Products;
          (iii) legal action relating to the marketing of the Product which specifically relates to the Services covered by this Agreement;
          (iv) communication with FDA or other governmental agency which specifically relates to the Services covered by this Agreement; and
          (v) any other matter that relates to a potential or actual violation the Applicable Requirements by a member of the Project Team.
     (c) All pricing and managed care formulary decisions relating to the Products shall be made by Client at Client’s discretion. Ventiv acknowledges that Client utilizes, and may continue to utilize, sales representatives for the Products other than the Ventiv Sales Representatives. Client retains the right to promote and market the Products, and shall have the right to accompany any Project Team members when promoting and marketing the Products. Client shall have the right to establish, and from time-to-time amend, all messaging guidelines applicable to the Project Team and its own sales representatives.
5. Ventiv Compensation — Ventiv shall receive compensation for the Services provided hereunder as set forth in Exhibit A attached hereto.
     (a) Billing Terms
          (i) Within [***] business days after the end of each month, Client will be invoiced for the fixed fees due hereunder for the previous month. Credits for Short-Time Hires (as described in Section 1(b)(iv)) and Daily Vacancy Credits (as described in Exhibit A) will be calculated on a quarterly basis and applied to the bill for the month following the applicable quarter. Credits for Incentive Fees shall be applied as described in Exhibit A.
          (ii) All pass-through costs will be invoiced to Client at actual cost as incurred by Ventiv. [***]. By the 15th of each month, Ventiv will submit an invoice reflecting pass-through costs, including reasonable detail and appropriate documentation to support such pass-through costs, including a report for expenses processed through GELCO.
          (iii) Invoices are due within thirty (30) days of receipt by Client. Unless subject to a Dispute Notice (as described below), any payments due hereunder which are not paid within thirty (30) days of receipt of the invoice by Client are subject to a finance charge of 1.5% monthly, applied to the outstanding balance due. If Client disputes any portion of an invoice, Client shall promptly notify Ventiv in a writing setting forth in detail the nature and extent of such dispute (a “Dispute Notice”) and both parties shall work in good faith to resolve the matter quickly. Undisputed portions of an invoice shall be paid in accordance with the terms hereof. If needed, Ventiv will re-invoice the charges at which point Client shall pay the corrected invoice unless Client continues to dispute the revised invoice. Within twenty (20) business days of delivery to Ventiv of the Dispute Notice, management representatives from both Parties shall meet to resolve any dispute regarding an invoice. The Parties agree that disputes regarding invoices shall be resolved by the Parties within a commercially reasonable period of time.
     (b) Accounting Records
     Ventiv will maintain true and complete financial records relating to the Services performed under this Agreement, including pass-through costs in connection with the Services. At Client’s sole cost (up to once per year during the Term and for two years thereafter) Client or Client’s authorized agent (subject to reasonable confidentiality restrictions agreed to in writing by Ventiv) will have the right to audit, at any reasonable time during normal business hours and upon at least ten (10) business days prior written notice to Ventiv, on a confidential basis, such records for the purpose of verifying the amounts charged under this Agreement. Any such audit shall be conducted by Client in such a manner so as to ensure no interference with Ventiv’s business operations. Should any audit conducted pursuant to this paragraph (b) reveal material discrepancies (i.e., a discrepancy of at least five percent (5%)) in the financial records relating to the Services, Ventiv shall reimburse Client for the costs of such audit, promptly credit or refund Client any applicable fees that are due based on such discrepancy, and Client may perform another audit during the same one-year period .
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6. Confidentiality; Ownership of Property (a) During the performance of the Services contemplated by this Agreement, each Party may learn confidential, proprietary, and/or trade secret information of the other Party (“Confidential Information”). The Party disclosing Confidential Information shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information shall be referred to as the “Receiving Party.”
     Confidential Information means any information, unknown to the general public, which is disclosed by the Disclosing Party to the Receiving Party under this Agreement. Confidential Information includes, without limitation, technical, trade secret, commercial and financial information about either Party’s (a) research or development; (b) marketing plans or techniques, contacts or customers; (c) organization or operations; (d) business development plans (i.e., licensing, supply, acquisitions, divestitures or combined marketing); (e) Products, licenses, trademarks, patents, other types of intellectual property or any other contractual rights or interests (including without limitation processes, procedures and business practices involving trade secrets or special know-how); and (f) the names, addresses, phone numbers and work assignments of individual Ventiv or Client employees. The Receiving Party shall neither use or disclose Confidential Information from the Disclosing Party for any purpose other than is specifically allowed by this Agreement.
     (b) Upon the expiration or termination of this Agreement and upon written request from the Disclosing Party, the Receiving Party shall return to the Disclosing Party all tangible forms of Confidential Information, including any and all copies and/or derivatives of Confidential Information made by either Party or their employees as well as any writings, drawings, specifications, manuals or other printed or electronically stored material based on or derived from, Confidential Information. Any material or media not subject to return must be destroyed. The Receiving Party shall not disclose to third parties any Confidential Information or any reports, recommendations, conclusions or other results of work under this Agreement without prior written consent of an officer of the Disclosing Party. The obligations set forth in this Section 6, including the obligations of confidentiality and non-use shall be continuing and shall survive the expiration or termination of this Agreement and will continue for a period of five (5) years.
     (c) The obligations of confidentiality and non-use set forth herein shall not apply to the following: (i) Confidential Information at or after such time that it is or becomes publicly available through no fault of the Receiving Party; (ii) Confidential Information that is already independently known to the Receiving Party as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party with the legal right to do so; (iv) Confidential Information required to be disclosed pursuant to applicable laws or regulations, judicial process, court order or administrative request, provided that the Receiving Party shall so notify the Disclosing Party sufficiently prior to disclosing such Confidential Information as to permit the Disclosing Party to seek a protective order or other confidential treatment. In the event Client is required by law to provide this Agreement to the Securities and Exchange Commission, Client shall first provide Ventiv with an opportunity to redact sensitive commercial, privileged or proprietary information and Client shall request confidential treatment thereof.

     (d) All materials, documents and data supplied to either Party during the Term of this Agreement, including but not limited to sales force automation software, report designs, and training materials shall be the sole and exclusive property of the originator of those materials and developments. Data is and shall remain the sole and exclusive property of Client. Each Party agrees to hold all such property and developments, confidential in accordance with this Section 6 of the Agreement.
     (e) Ventiv shall ensure that each Project Team member signs and complies with the confidentiality requirements of Ventiv’s Employment Policies Agreement (in substantially the form previously provided to Client).
7. Independent Contractors (a) Ventiv, in performance of services under this Agreement, is acting as a contract service provider, and will not be considered a partner, co-venturer or joint-venturer with Client. Neither Ventiv nor any of its employees shall be considered an employee of Client and neither Ventiv nor any of its employees shall be entitled to receive any Client employee benefits.
     (b) Ventiv shall be exclusively responsible for: paying the wages of; providing workers’ compensation, health, disability, or other similar benefits for; providing unemployment or other similar insurance for; and withholding income or other similar taxes or Social Security tax for, any Ventiv employee who is assigned to the Project Team and provides the Services under this Agreement. Ventiv shall obtain and maintain all permits and business licenses it needs to perform services under this Agreement.
     (c) Ventiv and its directors, officers, employees and all members of the Project Team are at all times independent contractors with respect to Client. Client shall not be responsible for the acts of Ventiv or the acts of its officers, agents and employees while performing the Services whether on Client premises or elsewhere (unless such acts are specifically directed or authorized by Client).
     (d) Notwithstanding anything to the contrary set forth in this Section 7, Ventiv shall not be responsible for any cost, however, attributable to: (i) any actions by Client in excess of the actions described and contemplated by this Agreement that may cause a Ventiv employee to be reclassified as an employee of Client, (ii) any unlawful or discriminatory acts of Client, and (iii) any benefits payable under any Client employee benefit plan (as such term is defined Section 3(3) of ERISA), and any other incentive compensation, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (collectively, the “Benefit Plans”) that may be sponsored at any time by Client or any of its affiliates but only to the extent the language of the Benefit Plans specifically causes a Ventiv employee to be reclassified as an employee of Client.
8. Non-solicitation (a) Except with respect to Client’s conversion of Project Team members, which shall be governed by Section 12 below, Client may not employ or retain any Ventiv employee [***] during the Term of this Agreement or within one (1) year after the termination of this Agreement without the prior written approval of Ventiv, which may be withheld by Ventiv in its sole and absolute discretion. Ventiv agrees that it may not employ or retain any Client employee during the Term of this Agreement or within one (1) year after
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

termination of this Agreement without prior written approval of Client, which may be withheld by Client in its sole and absolute discretion.
     (b) Each party agrees during the Term of this Agreement and for one (1) year thereafter not to: (i) provide contact information (i.e., name, address, phone number or e-mail address) concerning any other Party’s employee to any third party for the purpose of placing such employee with the third party, or (ii) actively assist (in any other way) such a third party in employing or retaining the other Party’s employee. For breach of this Section 8(b), the breaching Party shall pay or cause the third party to pay the non-breaching Party $[***] for each employee so employed or retained by the third party, as liquidated damages.
     (c) The provisions of Section 8 shall not apply with respect to either Party’s employees or independent contractors who seek employment from the other Party on their own initiative, such as, but not limited to, in response to a Party’s general vacancy announcement or advertisement.
9. Indemnification (a) Ventiv shall indemnify and hold Client, its officers, directors, agents and employees (the “Client Indemnitees”) harmless from and defend against any and all third party liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and reasonable attorneys’ fees which result from (i) any reckless, negligent or willful acts or omissions by Ventiv, its agents, directors, officers, or employees, (ii) acts or omissions outside the scope of the Services to be provided by Ventiv or the Project Team pursuant to this Agreement, or (iii) any material breach of this Agreement by Ventiv, its agents, directors, officers or employees.
     Ventiv shall not be obligated to indemnify, defend or hold the Client Indemnitees harmless to the extent Client is obligated to indemnify, defend and hold the Ventiv Indemnitees harmless pursuant to Section 9(b) below.
     (b) Client shall indemnify and hold Ventiv, its officers, directors, agents, and employees (the “Ventiv Indemnitees”) harmless from and defend against any and all third party liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and reasonable attorneys’ fees which result from (i) any reckless, negligent or willful acts or omissions by Client, its agents, directors, officers or employees, (ii) any material breach of this Agreement by Client, its agents, directors, officers, or employees, (iii) any claims that Client or a Product directly or indirectly infringes any patent, copyright, trademark or trade secret owned by or licensed to such third party; or (iv) any product liability claims related to Client’s Products, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning or instruction claims) or any other product liability Product based state or federal statutory claim.
     Client shall not be obligated to indemnify, defend or hold the Ventiv Indemnitees harmless to the extent Ventiv is obligated to indemnify, defend and hold the Client Indemnitees harmless pursuant to Section 9(a) above.
     (c) Any indemnity available hereunder shall be dependent upon the Party seeking indemnity providing prompt notice to the indemnitor of any claim or lawsuit giving rise to the
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

indemnity provided, however, that failure to comply with this notice requirement shall not reduce the indemnitor’s indemnification obligation except to the extent that the indemnitor is prejudiced as a result. Thereafter, the indemnitor shall have control over the handling of the claim or lawsuit, and the indemnitee shall provide reasonable assistance to the indemnitor in defending the claim. The indemnitee may participate, at its own cost, in the handling of the claim.
10. Term — The Agreement shall be in effect as of the Effective Date and shall remain in effect until the second anniversary of the Deployment Date (such period, together with any renewals or extensions, referred to as the “Term”), unless terminated sooner by either Party pursuant to Section 11 below. Client shall have the right to extend this Agreement for up to two (2) additional one-year periods (each an “Additional Term”) provided the compensation to be paid by Client to Ventiv for such Additional Term is agreed upon and set forth in a written agreement between the Parties to be executed at least sixty (60) days prior to the end of the Term (or Additional Term).
11. Termination — (a) This Agreement may be terminated by Ventiv or Client by providing the other Party with written notice as follows:
                         (i) by Ventiv, if any payment to Ventiv not subject to a Dispute Notice has not been paid by Client when due and such payment is not made within thirty (30) days from the date of written notice to Client of such nonpayment; or
                         (ii) by Client, effective any time after the first anniversary of the Deployment Date, for Client’s convenience, upon sixty (60) days prior written notice to Ventiv; or
                         (iii) by Client, effective prior to the first anniversary of the Deployment Date for Client’s convenience, upon sixty (60) days prior written notice to Ventiv; provided that in such event Client shall pay Ventiv either: (A) $[***] in the event the actual termination date is prior to the [***] month anniversary of the Deployment Date, (B) $[***] in the event the actual termination date is on or after the [***] month anniversary of the Deployment Date but prior to the [***] month anniversary of the Deployment Date, or (C) $[***] in the event the actual termination date is on or after the [***] month anniversary of the Deployment Date but prior to the one year anniversary of the Deployment Date; or
                         (iv) by either Party, in the event that the other Party has committed a material breach of this Agreement and such breach has not been cured within thirty (30) days of receipt of written notice from the non-breaching Party of such breach; or
                         (v) by either Party, in the event that the other Party has become insolvent or has been dissolved or liquidated, filed or has filed against it, a petition in bankruptcy and such petition is not dismissed within sixty (60) days of the filing, makes a general assignment for the benefit of creditors; or has a receiver appointed for a substantial portion of its assets.
          (b) Upon the effective date of such termination, the Parties shall have no further obligation to each other (other than those set forth in Sections 3(b)(i)-(iii) and (vi), 3(c), 4(b)(i)
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and (iii)-(iv), 5, 6, 7, 8, 9, 11 and 13), except that Client shall pay the amounts set forth or provided for in Exhibit A of this Agreement through the actual date of termination and Ventiv shall continue to perform the Services through the actual date of termination.
12. Conversion and Conversion Fees. Notwithstanding Section 8 above, Client may solicit, employ and/or retain Ventiv Sales Representatives and RTAMs, without obligation to pay the liquidated damages penalty set forth in Section 8 above, in accordance with the following:
     (a) Conversions with No Backfill. Client may solicit, employ or retain Ventiv Sales Representatives and RTAMs and elect not to have Ventiv backfill (i.e., not hire a replacement for) the vacated positions (a “No Backfill Conversion”) provided that: (i) such conversion does not occur prior to the three month anniversary of the Deployment Date, and (ii) Client provides at least [***] days’ prior written notice to Ventiv of any such No Backfill Conversion. In the event the Client implements a No Backfill Conversion during the Term, Client shall pay to Ventiv a finder’s fee payable within thirty (30) days of conversion to the extent set forth in the following table for Ventiv Sales Representatives and/or RTAMs that are employed by Client:

	[***]	[***]	[***]
	months after	months after	months after
	Deployment	Deployment	Deployment
Charges for No Backfill Conversion	Date*	Date	Date

Per Ventiv Sales Representative	$[***]	$[***]	$[***]
Per RTAM	$[***]	$[***]	$[***]

*Client’s requests for No Backfill Conversions during this period shall not exceed [***]% of the total Project Team during such period.
     (b) Conversions with Backfill. Client may solicit, employ or retain Ventiv Sales Representatives and RTAMs and elect to have Ventiv backfill (i.e., hire a replacement for) the vacated positions (a “Backfill Conversion”). Client shall provide at least thirty (30) days’ prior written notice to Ventiv of such Backfill Conversions. In the event the Client implements a Backfill Conversion during the Term, and subject to Subsection 12(c) below, the Client shall pay to Ventiv within [***] days of conversion a finder’s fee for Ventiv Sales Representatives and/or RTAMs that are employed by Client equal to $[***] per RTAM and $[***] per Ventiv Sales Representative participating in such Backfill Conversion to cover the costs of recruiting, providing the Ventiv Training and any other applicable costs associated with such new Ventiv employees.
     (c) No finder’s fee shall be due from Client to Ventiv for conversions effective after [***] months from the Deployment Date.
     (d) Client understands and agrees that Ventiv cannot guarantee that any Ventiv Sales Representative or RTAM will agree to participate in a Conversion.
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13. Miscellaneous (a) Each Party represents to the other that the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action; that the Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general principles of equity); and that this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of such Party or any contract, other form of agreement, or judgment or order to which such Party is a party or by which it is bound.
     (b) Each Party undertakes to maintain appropriate general liability insurance in commercially reasonable amounts with financially capable carriers, including in the case of Client, product liability insurance in the amount of at least $[***] million, and in the case of Ventiv, auto liability insurance in amount of at least $2 million. Ventiv shall also maintain appropriate workers’ compensation insurance, employer’s liability insurance and crime insurance in commercially reasonable amounts for its employees. In addition, upon written request, each Party will provide the other with evidence of coverage complying with this Section.
     (c) Neither Ventiv nor Client may assign this Agreement or any of its rights, duties or obligations hereunder without the other Party’s prior written consent, provided, however, that either Ventiv or Client may assign its rights, duties and obligations as part of an acquisition of substantially all of the assets or business of Ventiv or Client, as the case may be, so long as the acquirer: (i) is a financially capable business entity with financial resources and business capabilities that are at least as extensive as the Party being acquired, (ii) expressly assumes in writing this Agreement and those rights, duties and obligations set forth herein and (iii) is not a competitor of the non-acquired Party. A competitor of Ventiv shall mean a company providing contract sales force services and a competitor of Client shall mean a company with a Competing Product.
     (d) Except for that Mutual Confidentiality Agreement dated January 20, 2003, which shall continue to apply to communications and exchange of confidential information prior to the Effective Date of this Agreement, this Agreement supersedes all prior arrangements and understandings between parties related to the subject matter of this Agreement, including specifically the Letter of Intent dated October 19, 2006.
     (e) Noncompliance with the obligations of this Agreement (other than payment obligations) due to a state of force majeure, the laws or regulations of any government, regulatory or judicial authority, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake or storm, labor disturbances (other than of such Party’s own employees), shortage of materials, failure of public utilities or common carriers, and any other causes beyond the reasonable control of the applicable Party (each, a “Force Majeure Event”), shall not constitute a breach of contract to the extent such noncompliance is directly caused by the Force Majeure Event and provided that the Party claiming the excuse shall promptly inform the other Party of the Force Majuere Event and shall use best efforts to eliminate, cure and/or overcome such Force Majeure Event will all possible speed.
     (f) If any provision of this Agreement is finally declared or found to be illegal or
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

unenforceable by a court of competent jurisdiction, both parties shall be relieved of all obligations arising under such provision, but, if capable of performance, the remainder of this Agreement shall not be affected by such declaration or finding.
     (g) This Agreement, including any attachments or exhibits entered into hereunder, contains all of the terms and conditions of the agreement between the parties and constitutes the complete understanding of the parties with respect thereto. No modification, extension or release from any provision hereof shall be affected by mutual agreement, acknowledgment, acceptance of contract documents, or otherwise, unless the same shall be in writing signed by the other Party and specifically described as an amendment or extension of this Agreement.
     (h) This Agreement shall be construed according to the laws of the State of New York. Any action brought by either Party in connection with this Agreement shall be brought in the state or federal courts located in the State of New York.
     (i) This Agreement may be executed in any number of counterparts, by manual or facsimile signatures, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
     (j) All notices hereunder shall be in writing and shall be delivered in person or by registered or certified mail, return receipt requested, or sent by a nationally recognized overnight delivery service or by facsimile, to the applicable Party at its address set forth below (or at such different address as may be designated by such Party by written notice to the other Party). All notices by mail shall be deemed delivered upon receipt.
Ventiv:
Ventiv Commercial Services, LLC
200 Cottontail Lane
Somerset, New Jersey 08873
Attention: Terrell G. Herring, President and Chief Executive Officer
with a copy to:
Norris, McLaughlin & Marcus, P.A.
721 Route 202-206
P.O. Box 1018
Somerville, New Jersey 08876-1018
Attention: David Blatteis
Client:
Santarus, Inc.
10590 W. Ocean Air Drive, Suite 200
San Diego, CA 92130
Attention: Jon Hee, VP Commercial Operations

with a copy to:
Santarus, Inc.
10590 W. Ocean Air Drive, Suite 200
San Diego, CA 92130
Attention: Legal Affairs
[Remainder of Page Intentionally Left Blank]

     WHEREFORE, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

VENTIV COMMERCIAL SERVICES, LLC

By:	/s/ Terrell G. Herring

Name: Terrell G. Herring Title: President and CEO

SANTARUS, INC.

By:	/s/ Gerald T. Proehl

Name: Gerald T. Proehl Title: President and CEO

EXHIBIT A
COMPENSATION — FIXED FEES, CREDITS, INCENTIVE FEES AND PASS-
THROUGH COSTS
I. FIXED FEES
     [***]
     [***].
     Recruitment Fee
     Client shall pay Ventiv a recruiting fee of $[***] (“Recruiting Fee”) for each Ventiv Sales Representative that is not employed by Ventiv immediately prior to working for Ventiv pursuant to this Agreement only in connection with either (1) the initial scale-up of the sales force to one hundred forty (140) representatives and (2) increases in the number of Ventiv Sales Representatives requested by Client in excess of one hundred forty (140).
     Fixed Monthly Fee
     (a) Subject to applicable credits and increases or decreases in the size of the Project Team (as set forth in Exhibit A, Section I (b) and (c) below), commencing December 1, 2006, Client shall pay Ventiv a Fixed Monthly Fee in accordance with the following:

Period	Fixed Monthly
Fee
December 1, 2006 through November 30, 2007 (“Year One”)	$ [***]

December 1, 2007 through November 30, 2008 (“Year Two”)	$ [***]
     (b) Daily Vacancy Credit
     Ventiv shall provide credits to Client in the event staffing levels of Ventiv Sales Representatives and RTAMs do not meet agreed upon levels, as set forth below. The amount of the daily credit, on a per Ventiv Sales Representative and per Ventiv RTAM basis is set forth in the following chart and an example of the vacancy credit calculation is set forth below.
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Daily Vacancy
	Credit per Ventiv	Daily Vacancy
	Sales	Credit per
Period	Representative	Ventiv RTAM

Year One	$ [***]	$ [***]

Year Two	$ [***]	$ [***]
     (i) Commencing on the Deployment Date, if in any calendar quarter during the Term (except in December 2006, which shall be reconciled at the end of such month), the number of Ventiv Sales Representatives employed falls below [***] of the total number of Ventiv Sales Representatives required to be employed hereunder, Ventiv shall provide Client with a credit on the following month’s invoice in an amount as determined in accordance with subsection (b)(ii) below. For purposes hereof, a vacancy shall be counted for the period commencing on the date the vacancy first occurs and ending on the date a replacement Ventiv Sales Representative is employed by Ventiv for this Agreement. For purposes hereof, “employed” means the date on which Ventiv is first obligated to pay salary and/or benefits to such replacement Ventiv Sales Representative.
     (ii) The following staffing rate calculation is an example used to determine the payment to be made by Ventiv to Client in accordance with Section I(b)(i) above:
Working Day is defined as any non-weekend day.
Full Staffing: 140 Representatives
Calculation for Q1 2007 (65 Working Days)
Representative days with full staffing = 9,100
Employed Representatives during the quarter:
125 Representatives employed for 65 days in the quarter
10 Representatives employed for 45 days in the quarter
5 Representatives employed for 30 days in the quarter
Staffing Rate Calculation

125 10 5	x x x	65 45 30	= = =	8,125 450 150

Total			=	8,725
Staffing Rate			=	95.9%	(8,725/9,100)
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If the Staffing Rate is equal to or greater than [***], Ventiv shall not pay Client any amount pursuant hereto
Understaffing Payment Reduction Calculation for above example

Required Staffing Level (percent)	[***]%
Actual Staffing Level (percent)	[***]%

Staffing Shortfall (percent)	[***]%
Direct Variable Cost per Rep per Day	$[***]
Number of Representatives (full staffing)	[***]
Number of Working Days in Q1 2007	[***]
Staffing Shortfall Percentage	[***]%
Understaffing Credit for Q1 2007	$[***]
The threshold for computing the RTAM vacancy credit is [***]%.
          (iii) For the purposes of calculating the Daily Vacancy Credit, any Ventiv Sales Representative that is converted pursuant to Section 12 of the Agreement shall not be counted as a vacancy for purposes of calculating the minimum staffing requirements during the period commencing on the date of the applicable Ventiv Sales Representative conversion and ending on the earlier to occur of (30) days following such date or the hire date of the replacement Ventiv Sales Representative.
     (c) Monthly Fee for Permanent Upsize and Downsize of Project Team
     In the event Client requests that the size of the Project Team be increased or decreased (as set forth in Section 1(a)(i) of the Agreement), the fixed fees set forth in the chart in this Exhibit A, Section I (a) shall be adjusted effective as of the date that such Project Team members are hired for or assigned to Client’s project by Ventiv (in the case of an increase) or the shorter of 60 days following Client’s notice or the date on which Project Team members otherwise cease performing Services (in the case of a decrease) on a per Ventiv Sales Representative or per RTAM basis in accordance with the following:

Monthly Fee per
	Ventiv Sales	Monthly Fee per
Period	Representative	Ventiv RTAM

Year One	$ [***]	$ [***]

Year Two	$ [***]	$ [***]
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

II. VENTIV INCENTIVE FEES
     In the event Ventiv does not meet the following performance milestones, a portion of Ventiv’s management fee included in the fixed monthly fee set forth in this Exhibit A, Section I (a) shall be subject to forfeiture and credited to Client as provided for below. The total amount of the fixed fee subject to forfeiture during specified periods of the Term is set forth in the following chart:

Period	Target Incentive
Fee

Deployment [***]	$ [***]

Incentive Year One (January 1, 2007 through December 31, 2007)	$ [***]

Incentive Year Two (January 1, 2008 through November 30, 2008)	$ [***]
     (a) Deployment — The incentive fee for the Deployment period specified above shall be allocated in full to the following milestone:
     (i) Deployment. If either (1) at least one hundred (100) Ventiv Sales Representatives are not available for Client training by [***], or (2) at least one hundred forty (140) Ventiv Sales Representatives who have completed Ventiv Training are not available for Client training by [***], Ventiv shall provide a credit to Client of $[***] on Ventiv’s invoice dated in [***] to Client reflecting the fixed monthly fee.
     (b) Incentive Year One — The incentive fee for Incentive Year One shall be divided equally (i.e. $[***]) among the following three milestones:
     (i) Turnover. If the turnover of the Ventiv Sales Representatives (excluding individuals converted to employment by Client as set forth in Section 12) exceeds [***] in Incentive Year One, Ventiv shall provide a credit to Client of $[***]. Ventiv shall provide Client with a calculation of the Turnover by no later than sixty (60) days following the end of Incentive Year One. The credit (if any) shall be reflected on the Ventiv invoice to Client in the month following the completion of the Turnover calculation.
     (ii) Average Time to Fill Vacancies. If during Incentive Year One the average time to fill vacant Ventiv Sales Representative positions exceeds [***] days, Ventiv shall provide a credit to Client of $[***] on the Ventiv invoice to Client in the month following the completion of calculation determining Average Time to Fill Vacancies in
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Incentive Year One. Ventiv shall provide Client with a calculation of such Average Time to Fill Vacancies by no later than sixty (60) days following the end of Incentive Year One.
     (iii) Sales Goals. The Sales Goals for Incentive Year One shall be communicated to Ventiv promptly after being finalized by Client management and shall be consistent with Client’s own national sales goals. In the event the Sales Goals are not achieved, Ventiv shall have the ability to earn a proportionate amount of the total incentive fee available in Incentive Year One (i.e. $[***]). The minimum threshold for achievement of the Sales Goals shall be [***]%. For example, in the event Ventiv achieves [***]% of the Sales Goal, Client shall receive a credit of $[***] and if Ventiv achieves [***]% of the Sales Goal, Client shall receive a credit in the amount of $[***]. In addition, if Ventiv achieves more than [***]% of the Sales Goal, Client shall pay Ventiv an additional incentive fee in an amount in proportion to the actual Sales Goal achieved, up to a maximum of [***]%. For example, in the event Ventiv achieves [***]% of the Sales Goal, Client shall not receive a credit and if Ventiv achieves [***]% of the Sales Goal, Client shall pay Ventiv $[***] ([***]% of $[***]). If Ventiv achieves [***]% (or more) of the Sales Goal, Client shall pay Ventiv $[***]. In addition, in the event Client adds a Product (as set forth in Section 1(a)(i) of the Agreement), the Parties agree to adjust the Sales Goals in light of any corresponding changes to Client’s own national sales goals.
     Client shall notify Ventiv concerning achievement of the Sales Goals within 60 days following the end of Incentive Year One and Incentive Year Two. In connection with such notification, Client shall provide Ventiv with supporting prescription data received from one or more nationally recognized independent third party data providers. In addition, Client shall provide Ventiv with monthly prescription data to allow Ventiv to track Sales Goal progress.
     Credits from Ventiv to Client for failure to achieve Sales Goals in Incentive Year One and Incentive Year Two shall be reflected on the Ventiv invoice to Client in the month following the completion of Sales Goal calculations. Payments from Client to Ventiv for achievement of greater than [***]% of the Sales Goals in Incentive Year One and Incentive Year Two shall be made within thirty (30) days following completion of the Sales Goal calculation.
     Ventiv acknowledges that the Sales Goals thresholds, as well as the actual prescription results constitute “Confidential Information” of Client and such information is subject to the requirements set forth in Section 6 of the Agreement.
     (c) Incentive Year Two — The incentive fee for Year Two shall be divided equally (i.e. $[***]) among the following three milestones:
     (i) Turnover. If the turnover of the Ventiv Sales Representatives (excluding individuals converted to employment by Client as set forth in Section 12) exceeds [***] in Incentive Year Two, Ventiv shall provide a credit to Client of $[***]. Ventiv shall
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

provide Client with a calculation of the Turnover by no later than sixty (60) days following the end of Incentive Year Two. The credit (if any) shall be reflected on the Ventiv invoice to Client in the month following the completion of the Turnover calculation.
     (ii) Average Time to Fill Vacancies. If during Incentive Year Two the average time to fill vacant Ventiv Sales Representative positions exceeds [***] days, Ventiv shall provide a credit to Client of $[***] on the Ventiv invoice to Client in the month following the completion of calculation determining Average Time to Fill Vacancies in Incentive Year Two. Ventiv shall provide Client with a calculation of such Average Time to Fill Vacancies by no later than sixty (60) days following the end of Incentive Year Two.
     (iii) Sales Goals. The Sales Goals for Incentive Year Two shall be communicated to Ventiv promptly after being finalized by Client management and shall be consistent with Client’s own national sales goals. The calculation of the Sales Goals in Incentive Year Two, the amount of the credit or payment and the timing of the credit or payment shall be determined in accordance with Section II (b)(iii) above, except that $[***] shall be used instead of $[***].
     (d) Nothing in this Exhibit A, Section II shall be construed to limit the rights and remedies available to either Party for breach of representations, warranties and covenants contained in the Agreement.
III. PASS-THROUGH COSTS
     In addition to the fixed fees, the expenses described below will be charged to Client on a pass-through basis. Pass-through costs must be approved in advance by Client in writing pursuant to the mutually established budget for such costs. These expenses will be billed to Client at actual cost. The pass-through costs consist of:
-	Bonuses for the Ventiv Sales Representatives (inclusive of applicable employer portion of taxes). The bonuses are targeted at [***] of base salary, premised on an average annual base salary of [***] dollars ($[***]).

-	Bonuses for the RTAMs (inclusive of applicable employer portion of taxes). The bonuses are targeted at [***] of base salary, premised on an average annual base salary of [***] dollars ($[***]).

-	Non-automobile travel for Ventiv Sales Representatives.

-	Food, lodging and other non-automobile travel costs of Ventiv Sales Representatives to attend all meetings requested by Client, including but not limited to POA Meetings.

-	Marketing and promotional funds, in accordance with budget set by Client, with reasonable documentation complying with Client’s reimbursement guidelines and policies.

-	Following initial ramp up to 140 ventiv Sales Representatives, costs associated with transfer of fleet automobiles between territories (to the extent such costs are due to realignment changes initiated by Client)

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

-	Other items expressly agreed by Client in writing in advance.

EXHIBIT B
PRODUCTS
Zegerid® (omeprazole/sodium bicarbonate) Powder for Oral Suspension 20 mg and 40 mg
Zegerid® (omeprazole/sodium bicarbonate) Capsules 20 mg and 40 mg

EXHIBIT C
SALES REP QUALIFICATIONS
•	BA/BS degree required and preferably 1 year of pharmaceutical sales experience, or one year of field based selling experience.
•	Demonstrated track record of success as a sales representative.
•	Strong interpersonal, oral and written communication skills required.
•	Expertise in various computer software programs including Word, Excel and PowerPoint required.
•	Willingness to travel up to 60% (dependent on geography) – air travel and automobile, as required.

EXHIBIT D
VENTIV FLEET POLICY
[***]
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E
SAMPLING AND SAMPLE ACCOUNTABILITY
POLICIES AND PROCEDURES
General
     Ventiv, acting as a contract sales organization on Client’s behalf, shall utilize a prescription drug sampling program (the “Sampling Program”) for the sampling of Client’s Products by Ventiv Sales Representatives. The Sampling Program shall comply in all respects with applicable Federal and State laws and regulations, including but not limited to the Federal Prescription Drug Marketing Act of 1987, as amended (“PDMA”) and the regulations and guidelines promulgated thereunder. The Parties will reasonably cooperate from time to time to the extent necessary to ensure compliance with the applicable legal and regulatory requirements.
Responsibility for Sample Distribution and Storage
     The Sampling Program provides for the distribution of Product samples by Client directly to the Ventiv Sales Representatives. Client shall be responsible for production and distribution in accordance with applicable legal requirements, including, without limitation, the PDMA. Ventiv Sales Representatives shall be responsible for appropriate receipt, handling and storage of Client’s samples including maintaining appropriate security while in their possession. Client shall retain all risk of loss with respect to samples of the Products, unless such loss directly results from Ventiv’s actions, or the acts or omissions of the Ventiv Sales Representatives.
Sampling of Practitioners
     Ventiv shall follow Client’s policies and procedures as they relate to sampling of validated physicians (with the understanding that Client will be conducting the actual validation of physicians).
Sample Accountability Records
     Ventiv shall design and implement a security and audit program that includes allowance for random, for cause and periodic audits to include physical inventories of Product samples delivered to the Ventiv Sales Representatives consistent with the PDMA and applicable regulations. Ventiv will generate inventory records, reconciliation reports and summary reports as required by the FDA regulations
Written Accountability Policies and Procedures
     Ventiv will prepare written policies and procedures as required under FDA regulations and provide training and instruction to Ventiv Sales Representatives and RTAMs on the policies and procedures. The written policies and procedures will address: (i) the inventory process, (ii) an inventory schedule, (iii) the audit standards for detecting falsified and incomplete records, (iv) what is a significant loss and how it is to be identified, (v) responsibility for notifying the FDA, (vi) system for monitoring samples to identify the loss or theft of samples and (vii) the standards for storage of samples. Ventiv shall make available to Client from time to time as reasonably requested by Client a written copy of Ventiv’s written policies and procedures.
     The Client shall provide written policies and procedures for the distribution of Product samples to Ventiv Sales Representatives. These procedures shall include the process for return of unused samples and relevant procedures for destruction of samples. Client shall provide Ventiv with a written copy of Client’s written policies and procedures and Ventiv shall be responsible for ensuring that the Ventiv Sales Representatives and RTAMs comply with such policies and procedures.
Audit Services
     Under the Sampling Program, Ventiv will develop audit procedures including random selection audits, operational guidelines, proposed timeliness and checklists to demonstrate PDMA compliance to performance requirements regarding security functions. These procedures will include random and for-cause audit criteria, on-site inventory, inspection of sample storage locations, interviews of Ventiv Sales Representatives and reconciliation services and reports. The on-site inventory of the samples in the possession of a Ventiv Sales Representative and related reconciliation services and report shall constitute a “physical audit”. In addition to any other physical audits, performed by Ventiv, required by the PDMA and/or regulations thereunder and/or by the applicable written policies and procedures for the Sampling Program, a physical audit shall be conducted on each Ventiv Sales Representative upon termination of the Agreement, or termination of employment by Ventiv or reassignment from Client’s project during the Term of the Agreement. Random practitioner signature audits will be performed by Ventiv and the results reported to Client.
Shipment of samples
     Client shall distribute Product samples directly to the Ventiv Sales Representatives. Client shall be responsible for those shipments, including using appropriate delivery verification and confirmation systems and documentation. Client shall provide Ventiv with a written description of that delivery verification system. Client shall provide Ventiv with all PDMA-related information concerning shipped samples as required by FDA regulations (including lot numbers). This information will be delivered utilizing the existing shipment and returns electronic file that is currently produced on a daily basis and processed by Ventiv. Client shall also provide all information reasonably necessary to allow Ventiv Sales Representatives to verify the receipt of shipped samples.
     Ventiv Sales Representatives will utilize the sales force automation system to acknowledge delivery of samples which will allow Ventiv to confirm shipments of samples by Client to the Ventiv Sales Representatives. Ventiv will reconcile the receipt of samples by each Ventiv Sales Representative with the samples shipped to such person, based upon the shipping records provided to it and acknowledged of delivery provided by the Ventiv Sales Representatives. All discrepancies between the sample shipping records and the acknowledgment of delivery by the Ventiv Sales Representatives shall be identified by Ventiv and reported to Client within five (5) days of discovery. All significant losses or thefts or the potential for significant loss or theft of samples shall be investigated by Ventiv. To the extent

Client uses a third party vendor to provide any shipping and/or delivery verification services, Client shall insure that the third party vendor is compliant with all applicable Federal and State laws, including the PDMA and the regulations of the FDA.
Returns
     Client shall be responsible for providing a procedure for Ventiv Sales Representatives to return Product samples. Client will confirm all returns of samples by the Ventiv Sales Representatives. Client will provide Ventiv with written or electronic confirmation of sample returns within two (2) business days after confirming the receipt by Client of the returned sample. The Parties recognize that Ventiv will reconcile sample data and account for samples based (in part) on the return confirmations provided by Client. Client shall not remove, destroy or otherwise impair the availability of the returned samples until identified discrepancies of returned quantities have been resolved by Ventiv.
Access to Records
     Ventiv shall provide Client access and opportunity to inspect all documents, records and inventory required to be kept under the Sampling Program within twenty-four (24) hours.
Notification of Client; of FDA
     Upon Ventiv’s discovery that any Product samples have been lost or stolen, Ventiv shall, within twenty-four (24) hours, report such theft or loss to Client. Ventiv shall determine whether a “theft” or a “significant loss” has occurred under the PDMA and the regulations of the FDA after reviewing all applicable information with regard to such samples. Ventiv will also be responsible for determining whether there is “reason to believe” that a diversion of a sample or falsification of a sample record by a Ventiv Sales Representative has occurred. Ventiv will promptly notify Client of any of the foregoing and provide Client will all applicable information so that Client can report a theft or loss to the FDA (if necessary) and take any and all actions required by the FDA or any other governmental or regulatory agency.
Prescription Sample Identification
     Client shall notify Ventiv of the lot numbers of samples being shipped by Client in advance of shipment. Ventiv shall require that the Ventiv Sales Representatives keep records by lot number of all samples distributed to licensed practitioners. Ventiv will reconcile sample data according to product code.
Recalls
     The Parties will maintain such traceability records as may be necessary to permit a recall or field correction of the Products. The decision to conduct and the right to control a recall shall be solely Client’s. Ventiv shall cooperate fully with Client in connection with any recall efforts affecting the Product.
     Accountability Training

     The Parties recognize that the Sampling Program will require incremental training in sample accountability. Ventiv will provide all Ventiv Sales Representatives with training which addresses sampling requirements. Ventiv will consult with Client to assure that the Ventiv Sales Representatives will use detail bags and report forms which are acceptable to Client. Ventiv will be responsible for any follow-on training or corrective action training.

EXHIBIT F
DUTIES OF PROJECT MANAGER AND NATIONAL PROJECT DIRECTOR
Project Manager
•	Function as the primary liaison between the National Project Director, Client, Project Team members and Ventiv internal departments to ensure contract operations meet requirements.

•	Training, managing, communicating, and monitoring the quality of work of Ventiv employees associated with this project.

•	Oversight and management of responsibilities associated with project-related meetings (up to, and including, transportation).

•	Responsible for monitoring parameters and approving payout of incentive compensation within project guidelines.

•	Monitor and approve project-related invoicing.

•	Compile and provide marketing and sales reports to Client as requested.

•	Communicate to Field/Client/Ventiv Internal/Etc. personnel, as needed.

•	Other responsibilities as assigned by the National Project Director.
National Project Director
•	Provide coordination and leadership in all phases of day to day operations including hiring, performance management, training and development, call activity, annual performance reviews, travel and expense management, fleet management, Sample Accountability, sales service shipments, POA planning and implementation, SFA and monthly business reviews with Client management.

•	Obtain thorough working knowledge of the Client contractual agreement to provide recommendations to Client and Ventiv VP.

•	Lead monthly advisory calls with field force.

•	Predict the needs of Client sales management and provide insight to Ventiv’s VP to provide a thorough understanding of the issues and potential solutions in advance of the official Client request.

•	Diagnose the issues that affect the efficiencies of the program. Prepare recommendations for improvement.

•	Participate in formulation and administration of policies and programs as they pertain to the specific needs of Client.

•	Recommend solutions to Client issues that maximize revenue and efficiency and minimize cost to both organizations.

•	Work closely with Client Regional Sales Directors, Client VP of Sales and the Project Team to develop a relationship that will allow for a long-term expanded partnership. Effectively develop strategic alliances with Client to position and maintain Ventiv as Client’s vendor of choice.

•	Coordinate deliverables for the Client contract including quality reviews.

•	Provide leadership and direction to RTAMs and Ventiv Sales Representatives for smooth implementation of Client sales initiatives. Additionally, maintain a routine and daily working relationship with Client Regional Sales Directors in their role of providing daily Sales & Marketing direction to the field sales force.

•	Effectively provide assistance as required to manage working relationships between Ventiv departments and their Client counterparts.

•	Provide day-to-day operational support to Ventiv’s VP as directed and assigned.